EXHIBIT 10.2

Execution Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated August 6, 2008, is made and entered into as of the 31st day of July 2008, by and among ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Island corporation ("ASSAC"); CHINA TEL GROUP, INC., a Nevada corporation ("CHTL"); GEORGE ALVAREZ (“Alvarez”); and CHTL ACQUISITION CORP., a Nevada corporation (“Mergerco”).  Alvarez and the other Persons listed on Schedule A annexed hereto and made a part hereof who are holders of CHTL Class B Common Stock are hereinafter collectively referred to as the “CHTL Principal Shareholders” and ASSAC, CHTL, the CHTL Principal Shareholders, and Mergerco are hereinafter sometimes collectively referred to as the “Parties.”

Recitals

A.           Effective as at the date of this Agreement, ASSAC, CHTL, Trussnet Group, Inc., a Nevada corporation (“Trussnet”) and the CHTL Principal Shareholders entered into an amended and restated stock purchase agreement (the “Purchase Agreement”), pursuant to which, inter alia, on the “Closing Date” of the transactions contemplated by the Purchase Agreement, ASSAC agreed to purchase for $270,000,000 the “Purchased Securities” of CHTL (as those terms are defined in the Purchase Agreement).

B.           The Parties hereto all deem it necessary and advisable to enter into this Agreement, pursuant to which, inter alia, Mergerco will be merged with and into CHTL with CHTL as the surviving corporation of such merger (the “Merger”); as a result of which ASSAC shall own 100% of the shares of capital stock of CHTL.

C.           The Board of Directors of ASSAC and Mergerco each deems the Merger advisable and in the best interest of said corporations and its shareholders and have each approved and adopted the form, terms and provisions of the Purchase Agreement, this Agreement and the Merger.

D.           The Board of Directors of CHTL and the CHTL Principal Shareholders each deems the Merger advisable and in the best interest of said corporation and its shareholders and the Board of Directors of CHTL and the CHTL Principal Shareholders have each approved and adopted the form, terms and provisions of the Purchase Agreement, this Agreement and the Merger.

E.           Alvarez is a director, chief executive officer of CHTL and a CHTL Principal Shareholder, and Alvarez and the other CHTL Principal Shareholders are entering into this Agreement as an inducement to ASSAC.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. - THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Nevada (the "Nevada Corporation Law"), Mergerco shall be merged with and into CHTL at  the Effective Time.  Following the Effective Time, the separate corporate existence of Mergerco shall cease and CHTL shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Mergerco in accordance with the Nevada Corporation Law.

1.2           Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Effective Time, the Parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the Nevada Corporation Law and shall make all other filings or recordings required under the Nevada Corporation Law .  The Merger shall become effective at such time and on such date as the Certificate of Merger is duly filed with the Nevada Secretary of State, or at such other time as ASSAC and CHTL shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

1.3           Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the Nevada Corporation Law.

1.4           Certificate of Incorporation and Bylaws.

(a)           The CHTL certificate of incorporation as in effect immediately following the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)           The bylaws of CHTL as in effect immediately following the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5           Directors.  The board of directors of CHTL immediately prior to the Effective Time shall constitute the entire members of be the board of  directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6           Officers.  The officers of CHTL immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7           Effect on Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital stock, notes or other evidences of indebtedness of CHTL, Mergerco or ASSAC:

(a)           ASSAC Ordinary Shares and ASSAC Warrants.  Each of the 14,000,000 ordinary shares of ASSAC, $0.0001 par value per share (the “ASSAC Ordinary Shares”) that are issued and outstanding as at the Effective Time of the Merger shall remain issued and outstanding following the Effective Time of the Merger, except as otherwise provided in Section 1.7(i) below.  Each of the 17,225,000 issued and outstanding warrants to purchase ASSAC Ordinary Shares (the “ASSAC Warrants”) that are issued and outstanding as at the Effective Time of the Merger shall remain issued and outstanding following the Effective Time of the Merger, except as otherwise provided in Section 1.7(i) below.

(b)           CHTL Treasury Stock.  Each share of CHTL Class A common stock, par value $0.001 per share ("CHTL Class A Common Stock"), each share of CHTL Class B common stock, par value $0.001 per share ("CHTL Class B Common Stock") and each share of CHTL preferred stock, $___ par value per share (the “CHTL Preferred Stock”) that is held in the treasury of CHTL or by any wholly owned subsidiary of CHTL, and each share of CHTL Class A Common Stock, each share of CHTL Class B Common Stock and each share of CHTL Preferred Stock that is owned by ASSAC shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Mergerco Common Stock.  Each share of common stock, $0.01 par value per share, of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one issued, fully paid and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation.

(d)           Outstanding CHTL Class A Common Stock. As at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CHTL Class A Common Stock or any shares of capital stock of ASSAC or the Surviving Corporation, each full share of CHTL Class A Common Stock that is issued and outstanding as at the Effective Time of the Merger (other than shares of CHTL Class A Common Stock to be canceled in accordance with Section 1.7(b) hereof), shall be converted into and exchanged for the right to receive twenty two and one-half percent (0.225) of one ASSAC Ordinary Share (the “Class A Common Stock Exchange Ratio”).

(e)           Outstanding CHTL Class B Common Stock.  As at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CHTL Class B Common Stock or any shares of capital stock of ASSAC or the Surviving Corporation, each full share of CHTL Class B Common Stock that is issued and outstanding as at the Effective Time of the Merger (other than shares of CHTL Class B Common Stock to be canceled in accordance with Section 1.7(b) hereof), shall be converted into the right to receive that fraction of a share of ASSAC Series A Voting Preferred Stock (the “Class B Common Stock Exchange Ratio”) as shall be determined by dividing (i) 1,000,000, representing the aggregate number of shares of ASSAC Series A Voting Preferred Stock being issued in connection with the Merger, by (ii) the aggregate number of shares of CHTL Class B Common Stock issued and outstanding as at the Effective Time of the Merger.

As of the Effective Time, all shares of CHTL Class A Common Stock and CHTL Class B Common Stock (collectively, the “CHTL Common Stock”) shall no longer be issued or outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CHTL Common Stock shall cease to have any rights with respect thereto, except the right to receive the ASSAC Ordinary Shares and the ASSAC Series A Voting Preferred Stock, without interest, based on the Class A Common Stock Exchange Ratio and the Class B Common Stock Exchange Ratio, respectively, as provided in Section 1.7(d) and Section 1.7(e).

(f)           Outstanding CHTL Preferred Stock. As at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CHTL Preferred Stock or any shares of capital stock of ASSAC or the Surviving Corporation, each full share of CHTL Preferred Stock that is issued and outstanding as at the Effective Time of the Merger (other than shares of CHTL Preferred Stock to be canceled in accordance with Section 1.7(b) hereof), shall be converted into and exchanged for the right to receive that number of ASSAC Ordinary Shares or fraction of an ASSAC Ordinary Share as shall be determined by (i) converting such share of CHTL Preferred Stock, at the conversion price then in effect, into the applicable number of shares of CHTL Class A Common Stock (the “CHTL Preferred Stock Conversion Shares”), and (ii) multiplying such number of CHTL Preferred Stock Conversion Shares by twenty-two and one-half percent (0.225) (the “Preferred Stock Exchange Ratio”).  For the avoidance of doubt, if each full share of CHTL Preferred Stock (purchased at $10.00 per share) is convertible by the holder into 4.4444 shares of CHTL Class A Common Stock, then such share of CHTL Preferred Stock would be converted into and exchanged for one (1) full ASSAC Ordinary Share.

As of the Effective Time, all shares of CHTL Preferred Stock shall no longer be issued or outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CHTL Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the ASSAC Ordinary Shares, without interest, based on the Class A Common Stock Exchange Ratio.

(g)           Outstanding CHTL Debentures.  By virtue of the Merger and without any action on the part of any holder of the aggregate up to $45,000,000 maximum principal amount of 10% convertible debentures of CHTL due December 31, 2008 and convertible by the holder(s) at $0.95 per share into CHTL Class A Common Stock (the “CHTL Debentures”), each of such CHTL Debentures issued and outstanding as of the Effective Time shall be converted into an identical principal amount of 10% convertible debentures of ASSAC (individually, an “ASSAC Debenture” and collectively, as the “ASSAC Debentures”).  Such ASSAC Debentures:

(i)           shall be due and payable on March 31, 2009;

(ii)           shall be convertible by the holder at any time on or after January 1, 2009 and on or prior to the March 31, 2009 maturity date of the ASSAC Debentures, into 0.236842 ASSAC Ordinary Share (the “ASSAC Debenture Exchange Ratio”) determined by dividing $1.00 by the $0.95 conversion price of the CHTL Debentures and multiplying the result thereof by $2.25).  For the avoidance of doubt, each $1.00 principal amount of ASSAC Debentures shall be convertible into 0.2368421 ASSAC Ordinary Shares, and

(iii)           shall be in the form of the note annexed hereto as Exhibit A and made a part hereof.

(h)           CHTL Warrants and CHTL Options. As at the Effective Time any issued and outstanding options to purchase shares of CHTL Common Stock (“CHTL Options”) or warrants to purchase shares of CHTL Common Stock (“CHTL Warrants”) shall be cancelled and of no further force or effect.

(i)           ASSAC Ordinary Shares Owned by CHTL.  As at the Effective Time, each issued and outstanding share of ASSAC Ordinary Shares, if any, that is owned of record by CHTL immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(j)           Terms of ASSAC Series A Voting Preferred Stock.  As at the Effective Time of the Merger, the board of directors of ASSAC shall issue, from the 1,000,000 authorized shares of ASSAC preferred stock, an aggregate of 1,000,000 shares of Series A Voting Preferred Stock of ASSAC, which shall contain the rights and privileges that are substantially identical to the terms of the CHTL Class B Common Stock or otherwise acceptable to Alvarez, including, without limitation, the following:

(i)           Amount.  The authorized and issued shares of Series A Voting Preferred Stock shall not be increased unless the holders of Eighty-Five Percent (85%) of the issued and outstanding shares of Series A Voting Preferred Stock vote in favor of increasing the number of authorized Series A Voting Preferred Stock.

(ii)           Voting. Each holder of a share of Series A Voting Preferred Stock shall have the right to cast one hundred (100) votes for each share of Series A Voting Preferred Stock held by such shareholder at any duly called meeting of shareholders or pursuant to a written consent of shareholders

(iii)           No Economic Interest or Right to Dividends. The Series A Voting Preferred Stock shall have no economic interest in the assets or properties of ASSAC or any of its direct or indirect Subsidiaries, nor shall the holders of any shares of Series A Voting Preferred Stock be entitled to receive any consideration, or share in the receipt of any consideration, available to other holders of securities of ASSAC in connection with (A) the sale or transfer of any securities or assets of ASSAC or any of its direct or indirect Subsidiaries (whether through stock sale, asset sale, merger, tender offer, consolidation or like combination), or (B) the transfer of any shares of Series A Voting Preferred Stock to any other Person.  The holders of Series A Voting Preferred Stock shall not be entitled to the payment of any dividends payable by ASSAC or any of its direct or indirect Subsidiaries, in cash or in kind.

(iv)           No Rights on Liquidation.  In the event of any liquidation, dissolution or winding up of ASSAC or any of its direct or indirect Subsidiaries, whether voluntary or involuntary, the holders of shares of Series A Voting Preferred Stock shall not be entitled to receive any cash, cash-in-kind or assets whatsoever of ASSAC or any of its Subsidiaries.

(v)           Conversion.  The Series A Voting Preferred Stock shall have no rights to convert into any other authorized shares or other securities of ASSAC or any of its direct or indirect Subsidiaries.

(vi)           Transferability.  The consent of Eighty-One Percent (81%) of the issued and outstanding shares of  Series A Voting Preferred Stock shall be required for any holder of Series A Voting Preferred Stock to sell, assign, or transfer any shares of Series A Voting Preferred Stock to any third party, or to grant proxies or voting rights with respect to any shares of Series A Voting Preferred Stock, except for any proxies granted to Alvarez relating to the Series A Voting Preferred Stock.

(vii)           Redemption Rights.  ASSAC shall automatically redeem the Series A Voting Preferred Stock on July 1, 2023  (the “Redemption Date”).  On the Redemption Date each share of Series A Voting Preferred Stock shall be redeemed by CHTL at the par value ($0.0001) of the shares of Series A Voting Preferred Stock.

(viii)           Proxy.  All holders of CHTL Class B Common Stock who shall receive the ASSAC Series A Voting Preferred Stock shall grant to Alvarez a proxy to vote all of their shares of ASSAC Series A Voting Preferred Stock.

(k)           ASSAC Note.   As at the Effective Time of the Merger, the then outstanding amount of the $165,000,000 original principal amount of the ASSAC non-interest bearing Note due March 31, 2009 and issued to CHTL under the terms of the Purchase Agreement shall be cancelled and extinguished.

1.8           Exchange of CHTL Instruments.

(a)           ASSAC shall designate Continental Stock Transfer & Trust Company, or another a person reasonably acceptable to CHTL to act as exchange agent in the Merger (the "Exchange Agent"), and, from time to time on, prior to or after the Effective Time, ASSAC shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent ASSAC Ordinary Shares and ASSAC Series A Voting Preferred Stock and ASSAC Debentures (collectively, the “ASSAC Securities”) in amounts and at the times necessary for the delivery of the Merger Consideration,  to be delivered upon surrender of certificates representing the shares of CHTL Common Stock and CHTL Preferred Stock, the CHTL Debentures and other CHTL Securities to be converted into ASSAC Securities pursuant to Section 1.7.

(b)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record on the Record Date of CHTL Common Stock, CHTL Preferred Stock and CHTL Debentures (collectively, “CHTL Securities”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing shares of CHTL Common Stock, CHTL Preferred Stock,  CHTL Debentures and other CHTL Securities (collectively, “CHTL Instruments”) shall pass, only upon delivery of the CHTL Instruments to the Exchange Agent and shall be in a form and have such other provisions as ASSAC may reasonably specify) and (ii) instructions for use in effecting the surrender of the CHTL Instruments in exchange for the Merger Consideration and other ASSAC Securities.  Upon surrender of a CHTL Instrument for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ASSAC, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such CHTL Instrument shall be entitled to receive in exchange therefor the amount of Merger Consideration and other ASSAC Securities theretofore represented by such CHTL Instruments which shall have been converted or exchange pursuant to Section 1.7, and the CHTL Instruments so surrendered shall forthwith be canceled.  In the event any CHTL Instruments shall have been lost, stolen or destroyed, ASSAC may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, ASSAC Debentures or other ASSAC Securities in respect of the CHTL Instruments, require the owner of such lost, stolen or destroyed CHTL Instrument to deliver a affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against ASSAC, the Surviving Corporation or the Exchange Agent.

(c)           All Merger Consideration delivered upon the surrender of shares of CHTL Common Stock, CHTL Preferred Stock, CHTL Debentures and other CHTL Securities in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of CHTL Common Stock, CHTL Preferred Stock and CHTL Debentures represented by such CHTL Instruments.  At the Effective Time, the stock transfer books and note register of CHTL shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of CHTL Common Stock or CHTL Debentures that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, CHTL Instruments are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

1.9           Registration Statement.

Prior to the Effective Time of the Merger, ASSAC and CHTL shall cause to be filed with the United States Securities and Exchange Commission (the “SEC”), a registration for Form S-4 and Form F-4 of CHTL and ASSAC, respectively (each, a “Registration Statement”.  The Form S-4 Registration Statement of CHTL shall include the Information Statement, and the) Form F-4 Registration Statement of ASSAC shall include the Information Statement as the ASSAC prospectus, pursuant to which ASSAC shall register under the Securities Act the Merger Consideration.

1.10           Holders of Record of CHTL Securities.

(a)           Only holders of record of shares of CHTL Common Stock and CHTL Preferred Stock as at the Effective Time of the Merger shall be entitled to receive ASSAC Ordinary Shares and ASSAC Series A Voting Preferred Stock, as Merger Consideration as of the Effective Time of the Merger.  Persons who are holders of CHTL Debentures as at the Effective Time of the Merger shall only be entitled to receive ASSAC Debentures in connection with the Merger.

(b)           Persons who timely deliver to CHTL prior to the Effective Time of the Merger duly executed notices of conversion of their CHTL Debentures in accordance with the terms of such CHTL Debentures hall be deemed to be holders of record of shares of CHTL Common Stock as at the Effective Time of the Merger, even if a stock certificate(s) evidencing such shares of CHTL Common Stock shall not have been delivered to such Person as at the Effective Time of the Merger.

 1.11         Closing. The closing of the Merger (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to ASSAC, at its office in New York, New York, within ten  days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as ASSAC and the CHTL Principal Shareholders shall agree (the “Effective Time”), but in no event shall the Effective Time occur later than March 31, 2009, unless such date shall be extended by mutual agreement of ASSAC and the CHTL Principal Shareholders to not later than June 30, 2009 (the “Outside Effective Time”).  On the Effective Time the Parties shall consummate the Merger and cause the Articles of Merger to be filed at such Closing with the Secretary of State of the State of Nevada.

1.12           Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of CHTL Common Stock held by a Person who objects to the Merger (a "Dissenting Shareholder") and complies with all the provisions of Section 92A.380 of the Nevada Corporation Law concerning the right of holders of CHTL Common Stock to dissent from the Merger and require appraisal of their shares of CHTL Common Stock, as the case may be (the "Dissenting Shares") shall not be converted as described in Section 1.7 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 92A.380 of the Nevada Corporation Law.  If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the Nevada Corporation Law, his Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive his pro-rata shares of the Merger Consideration.  CHTL shall give ASSAC (i) prompt notice of any demands for appraisal of Dissenting Shares received by either CHTL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands.  Neither CHTL nor ASSAC will voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of the CHTL Principal Shareholders, settle or offer to settle any such demands.

1.13           Change of Corporate Name.   ASSAC shall use its best efforts (but shall not be legally obligated) to obtain the requisite shareholders approval to change its corporate name to “CHINATEL CORPORATION” or such other corporate name as shall be acceptable to the Parties, with such name change to be effective, pursuant to the ASSAC Restated Charter, on or promptly following the Effective Time of the Merger.

ARTICLE II - CERTAIN DEFINITIONS

Except as defined elsewhere in this Agreement, all capitalized terms not expressly defined in this Agreement shall have the same meaning as is defined in the Purchase Agreement.  In addition to other terms defined in this Agreement and the Purchase Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

“Affiliate”  means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

    “ASSAC Conversion Shares” shall mean the number of ASSAC Ordinary Shares that may be issued following the Effective Time of the Merger to holders of ASSAC Debentures upon their conversion of up to $45,000,000 of such ASSAC Debentures.

“ASSAC Ordinary Shares” shall mean the ordinary shares of ASSAC, $0.0001 par value per share.

“ASSAC Debentures” shall have the meaning set forth in Section 1.7(g) above, and shall refer to the maximum aggregate $45,000,000 principal amount of 10% debentures of ASSAC, and in the form of Exhibit A annexed hereto and made a part hereof.

“ASSAC Financings”  shall have the meaning set forth in Section 4.9 of this Agreement.

“ASSAC Restated Charter”  shall mean the amended and restated certificate of incorporation of ASSAC in effect as at the Effective Time of the Merger.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Dollar” and “$” means lawful money of the United States of America.

“Chinacomm Agreements” and “Chinacomm Parties” shall have the respective meanings as are defined in the Purchase Agreement.

“CHTL Common Stock” means the collective reference to (a) the 500,000,000 shares of Class A common stock, $0.001 par value per share, of CHTL, and (b) the 200,000,000 shares of Class B common stock, $0.001 par value per share, of CHTL, authorized pursuant to its certificate of incorporation, as amended, through the Effective Time.

“CHTL Principal Executive Officer” shall mean Alvarez, in his capacity as President and Chief Executive Officer of CHTL.

“CHTL Stockholders” means the collective reference to the CHTL Principal Shareholders and all other holders of CHTL Class A Common Stock, Class B Common Stock and CHTL Preferred Stock.

“Effective Time” shall mean the date upon which the Merger shall be consummated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Knowledge” means the knowledge after reasonable inquiry.

“Information Statement” shall mean the information statement referred to in Section 1.9 that will also constitute the ASSAC prospectus to be included in the Registration Statement declared effective by the SEC.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Consideration” shall mean the collective reference to: (a) all shares of ASSAC Ordinary Shares issued to the holders of CHTL Class A Common Stock and CHTL Preferred Stock as at the Effective Time of the Merger pursuant to Section 1.7(d) and Section 1.7(f) of this Agreement, (b) all ASSAC Series A Voting Preferred Stock issued to holders of CHTL Series B Common Stock as at the Effective Time of the Merger pursuant to Section 1.7(e) of this Agreement, and (c) all ASSAC Debentures issued to holders of CHTL Debentures as at the Effective Time of the Merger pursuant to Section 1.7(g) of this Agreement.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    “Westmoore Warrants” means warrants to purchase 500,000 Ordinary Shares of ASSAC upon substantially identical terms and conditions as the warrants to be issued by ASSAC to Canaccord Capital Corp. and Roth Capital Partners LLC under the engagement agreement referred to in Section 4.13 of this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CHTL

CHTL hereby severally represent and warrant to ASSAC as follows:

3.1.           Organization and Good Standing.  Each of CHTL, Trussnet and the “Chinacomm Parties” (as that term is defined in the Purchase Agreement)  are entities duly organized, validly existing and in good standing under the laws of their respective States or countries of organization, all as set forth on Schedule 3.1 to the Purchase Agreement.

3.2.           Subsidiaries.  The only direct subsidiary of CHTL is Trussnet.  Trussnet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Schedule 3.2 to the Purchase Agreement sets forth: (a) the names, (b) the authorized, issued and outstanding shares of capital stock or other equity of Trussnet and of each of the direct and indirect subsidiaries of Trussnet and all Chinacomm Parties, and (c) the record and beneficial owners of such capital stock or other equity.

3.3.           Authorization and Approvals. Each of CHTL, Trussnet and the Chinacomm Parties have the requisite corporate power and authority and have obtained all requisite licenses, permits, franchises, approvals and consents necessary (i) to own and operate its properties and to carry on its business as now being conducted, and (ii) to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder.  All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by CHTL of this Agreement.  This Agreement has been duly and validly executed and delivered by CHTL and Trussnet and constitutes the valid and binding obligation of CHTL, enforceable in accordance with its terms.

3.4.           Effect of Agreement.  As of the Effective Time of the Merger, the consummation by any of CHTL, Trussnet and the Chinacomm Parties of the transactions contemplated hereby and by the Chinacomm Agreements, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a)           violate any Requirement of Law applicable to or binding upon ASSAC, the  Company, Trussnet or any of the Chinacomm Parties;

(b)           violate: (i) the terms of the Articles of Incorporation or Bylaws of CHTL, Trussnet and the Chinacomm Parties; or (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon CHTL, Trussnet and the Chinacomm Parties or to which any of CHTL, Trussnet and the Chinacomm Parties is subject;

(c)           accelerate or constitute an event entitling the holder of any indebtedness of  any of CHTL, Trussnet and the Chinacomm Parties to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d)           result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of any of CHTL, Trussnet and the Chinacomm Parties under any agreement, commitment, contract (written or oral) or other instrument to which any of CHTL, Trussnet and the Chinacomm Parties is a party or by which it is bound or affected.

3.5.           Consents and WiMAX License.

(a)           All consents, approvals or other authorizations or notices, required by any state or federal regulatory authority or other Person or entity, including all PRC Regulatory Authorities,  in order to permit ASSAC, CHTL, Trussnet and the Chinacomm Parties to consummate the transactions contemplated by this Agreement and the Chinacomm Agreements and to enable CHTL, Trussnet and the Chinacomm Parties to operate their respective businesses, including the construction, installation and operation of the Wireless Installations under the WiMAX License have been obtained and are in full force and effect.

(b)           The MII or other applicable PRC Regulatory Authority have renewed the WiMAX license granted to Chinacomm for a minimum of not less than three years, and such WiMAX License, as so renewed is in compliance with the requirements of the PRC Regulatory Authorities.

3.6.           Legal Proceedings.  There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of CHTL’s management, threatened against any of CHTL, Trussnet and the Chinacomm Parties, or against any property, asset, interest or right of any of CHTL, Trussnet and the Chinacomm Parties, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

3.7.           Regulatory Compliance.  Neither CHTL, Trussnet nor, to the best Knowledge of CHTL and Trussnet, any of the Chinacomm Parties have violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect.  All filings of CHTL with the SEC have been filed in a timely fashion and are accurate and complete in all material respects.

3.8.           Capitalization; Transactions with Trussnet Delaware.

(a)           CHTL is authorized to issue 500,000,000 shares of CHTL Class A Common Stock, 200,000,000 shares of CHTL Class B Common Stock and 25,000,000 shares of CHTL Series A Preferred Stock.  Immediately prior to the Closing of the transactions contemplated by the Purchase Agreement, CHTL shall have no more than 133,485,509 shares of CHTL Class A Common Stock issued and outstanding on a Fully Diluted Basis calculated as follows: (i) 86,117,088 shares of CHTL Class A Common Stock issued and outstanding, plus (ii) up to 47,368,421 shares of CHTL Class A Common Stock, issuable in the event that CHTL issues up to $45,000,000 in CHTL Debentures, convertible at $.95 per share.  As of the date of this Agreement, CHTL has issued approximately $27,000,000 of such CHTL Debentures.  CHTL and ASSAC hereby agree that up to and including the Closing Date, CHTL shall have the right to issue up to $45,000,000 in the aggregate principal amount of CHTL Debentures.  CHTL has issued to Trussnet and Trussnet has distributed to George Alvarez and the other Persons listed on Schedule 3.8(a) to the Purchase Agreement an aggregate of 66,909,088 shares of CHTL Class B Common Stock.  All of the issued and outstanding shares of CHTL Class A Common Stock, CHTL Class B Common Stock and the CHTL Debentures have been duly authorized and are validly issued, fully paid, and non-assessable.  Other than the CHTL Debentures and the transactions contemplated hereby, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CHTL to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(b)           The capitalization of each of Trussnet and the Chinacomm Parties is set forth on Schedule 3.8(b) to the Purchase Agreement.  All of the issued and outstanding shares of capital stock or other securities of Trussnet and, to the Knowledge of CHTL and Trussnet, the Chinacomm Parties have been duly authorized and are validly issued, fully paid, and non-assessable.  Other than the transactions contemplated hereby and by the Chinacomm Agreements, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Trussnet or any of the Chinacomm Parties to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other equity.

(c)           Annexed as Schedule 3.8(c) to the Purchase Agreement is a description of (i) all of the assets and personnel of Trussnet Delaware that has heretofore been transferred, or as at the Closing Date will have been transferred, to Trussnet, (ii) all loans, services and other products heretofore provided by Trussnet Delaware to Trussnet and/or CHTL for or on behalf of CHTL or ChinaComm, and (iii) all accounts payable and other amounts owing as at the date hereof and as at the Closing Date by CHTL or Trussnet to Trussnet Delaware; all of which amounts and obligations have been incurred in the Ordinary Course of Business.

3.9.           Employee Benefit Plans.  Neither CHTL nor Trussnet have any labor union contract, bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, employment, agency, consulting or similar contract (“Employee Benefit Plans”) which cannot be terminated in thirty (30) days or less, without cost, other than the Employment Agreement of George Alvarez.  CHTL and Trussnet reserve the right to establish Employee Benefit Plans in the future.

3.10.           Permits and Licenses.  CHTL and Trussnet and to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties have all licenses and permits (federal, state and local) required by governmental authorities to own, operate and carry on their respective business as now being conducted, and such licenses and permits are in full force and effect.  No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

3.11.           Chinacomm Transaction.

3.11.1.                      Controlled Entities.  The Chinacomm Agreements require the formation of certain entities, including Trussnet Gulfstream and Gulfstream Capital and the formation of two wholly owned foreign investment enterprises or WOFIEs (as previously defined).  Trussnet Gulfstream and Gulfstream Capital are or will be 100% owned subsidiaries of Trussnet, and Chinacomm Cayman, Chinacomm Shanghai and Yunji are or on the Closing Date shall be partially-owned subsidiaries of Trussnet.  Such Chinacomm Parties are sometimes collectively referred to herein as the “Trussnet Subsidiaries”.

3.11.2.                      Performance.  CHTL shall have caused $196,000,000 of the proceeds received under the Purchase Agreement to: (i) be used to discharge the obligation of Gulfstream Capital that it invest $196,000,000 in Chinacomm Cayman; and (ii) assure that upon completion of this investment by Gulfstream, that these funds be used as contemplated by the Chinacomm Agreements.  The balance of the proceeds shall be used for the payment of commissions and general working capital, in such amounts as are set forth on Schedule 3.11.2 annexed to the Purchase Agreement.

3.12.           Material Agreements.  Except as otherwise disclosed herein, each of CHTL, Trussnet and, to the best Knowledge of CHTL, the Chinacomm Parties, is not a party to any material agreement, the failure to perform of which would have a Material Adverse Effect upon any of CHTL, Trussnet or such Chinacomm Parties.

3.13.           Insurance Policies.  All insurance policies maintained by each of CHTL, Trussnet and, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties on its assets, business, officers and personnel provide adequate and sufficient liability and property damage coverage commensurate with the business practices of any of CHTL, Trussnet and, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties.  To the best Knowledge of CHTL, each of CHTL, Trussnet and, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

3.14.           Environmental Matters.  With regard to matters of environmental compliance: each of CHTL, Trussnet and, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by CHTL in compliance with all applicable PRC and United States federal, and state and local environmental laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not had and could not have a Material Adverse Effect on the condition (financial or otherwise), business or properties of CHTL, Trussnet or, to the best Knowledge of CHTL and Trussnet, any of the Chinacomm Parties.

3.15.           Undisclosed Liabilities.  Neither CHTL, Trussnet nor, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties  have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for: (i) liabilities set forth in the Financial Statements, and (ii) liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.16.           Material Defaults.  Neither CHTL, Trussnet nor, to the best Knowledge of CHTL and Trussnet, the Chinacomm Parties is in default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and to the best Knowledge of CHTL and Trussnet of no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which CHTL is a party is in default thereunder, which default would have a Materially Adversely Effect upon the properties, assets, business or prospects of CHTL, Trussnet or the Chinacomm Parties.

3.17.           Tax Returns and Disputes.  CHTL and Trussnet, and to the best Knowledge of CHTL and Trussnet, each of the Chinacomm Parties, has: (a) filed all Tax Returns (PRC and United States federal, state and local) required to be filed by it, (b) all such Tax Returns filed are complete and accurate in all material respects, and (c) the applicable taypayer has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (PRC and United States federal, state and local) due and payable by it.  CHTL and Trussnet, and to the best Knowledge of CHTL and Trussnet, each of the Chinacomm Parties, has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.  CHTL and Trussnet, and to the best Knowledge of CHTL and Trussnet, each of the Chinacomm Parties, is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

3.18.           Financial Condition.  On or before the Closing Date, CHTL and Trussnet shall deliver and cause to be delivered to ASSAC all of the Financial Statements.  The Financial Statements of CHTL and Trussnet, and to the best Knowledge of CHTL and Trussnet, each of the Chinacomm Parties, present fairly the financial position, results of operations and cash flows of CHTL for the fiscal period then ended and were prepared in accordance with United States generally accepted accounting principles (“GAAP”), except with respect to the Financial Statements of Chinacomm, the same have been prepared in accordance with either GAAP or auditing standards accepted in the European Union.

3.19.           No Adverse Change.  Since March 31, 2008 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of CHTL, Trussnet and, to the best Knowledge of CHTL and Trussnet, each of the Chinacomm Parties.

3.20.           Disclosure.  The representations and warranties: (a) of CHTL and Trussnet  contained in the Purchase Agreement, in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given by CHTL or Trussnet pursuant to the Purchase Agreement and this Agreement, and (b) to the best Knowledge of CHTL and Trustnet, of any of the Chinacomm Parties contained in any of the Chinacomm Agreements or in any other agreement, certificate, affidavit, statutory declaration or other document delivered or given by any of the Chinacomm Parties pursuant to the Purchase Agreement and this Agreement or any Chinacomm Agreements are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to ASSAC.

3.21.           Advice of Changes.  Between the date of this Agreement and the Effective Time of the Merger, CHTL and Trussnet shall promptly advise ASSAC in writing of any fact, the occurrence of which would render any representation or warranty contained in the Purchase Agreement and this Agreement to be materially untrue.

ARTICLE IV -  REPRESENTATIONS AND WARRANTIES OF ASSAC

ASSAC hereby represents and warrants to CHTL, as follows:

4.1.           Organization and Good Standing.  ASSAC is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands.

4.2.           Authorization.  ASSAC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of ASSAC, enforceable in accordance with its terms and conditions.  ASSAC need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than the Proxy Statement which ASSAC shall, prior to the Closing Date, distribute to its shareholders in order to obtain the consent of its shareholders to the transactions contemplated by this Agreement, filings required by Rule 425 under the Securities Act in connection with a public announcement of this Agreement and the Registration Statement referred to in Section 1.9 hereof.

4.3.           Operation of Business.  ASSAC has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

4.4.           Execution of Agreement.  ASSAC has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder.  All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by ASSAC of this Agreement.  This Agreement has been duly and validly executed and delivered by ASSAC and constitutes the valid and binding obligations of ASSAC, enforceable in accordance with the respective terms.

4.5.           Effect of Agreement.  As of the Effective Time of the Merger, the consummation by ASSAC of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a)           violate any Requirement of Law applicable to or binding upon ASSAC;

(b)           violate: (i) the terms of the Articles of Incorporation or Bylaws of ASSAC; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon ASSAC or to which ASSAC is subject; or

(c)           result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of ASSAC under any agreement, commitment, contract (written or oral) or other instrument to which ASSAC is a party or by which it is bound or affected.

4.6.           Consents.  No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement  and the performance of any obligations contemplated hereunder.

4.7.           Legal Proceedings.  There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of ASSAC’s management, threatened against ASSAC, or against any property, asset, interest or right of ASSAC, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

4.8.           Compliance with Laws.  To the best Knowledge of ASSAC, it has not violated any federal, state, local or foreign statute or other law (including federal and state securities laws), the violation of which would be reasonably likely to have a Material Adverse Effect.  Further, ASSAC is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  All filings by ASSAC with the SEC have been filed in a timely fashion and are accurate and complete in all material respects.

4.9.           Capitalization.

(a)           ASSAC is authorized to issue 50,000,000 ASSAC Ordinary Shares and 1,000,000 shares of preferred stock containing such terms and conditions as the ASSAC board of directors may, from time to time determined.  As at the date of this Agreement, there are issued and outstanding (i) 14,000,000 ASSAC Ordinary Shares, of which 11,500,000 are held by public shareholders, and (ii) warrants to purchase 17,225,000 additional ASSAC Ordinary Shares at an exercise price of $7.50 per share (the “ASSAC Warrants”), of which (A) 5,725,000 ASSAC Warrants are owned of record by Ho Capital Management LLC, and (B) 11,500,000 ASSAC Warrants are owned by public shareholders.  As of the date of this Agreement, ASSAC is indebted to its Chairman and Chief Executive Officer in the amount of $500,000 and except for such amount, ASSAC has no outstanding indebtedness for money borrowed.  An aggregate of $115,000,000 is being held in trust, as described in ASSAC’s prospectus, dated January 23, 2008 (the “ASSAC Prospectus”).

(b)           All of the issued and outstanding ASSAC Ordinary Shares and ASSAC Warrants have been duly authorized and are validly issued, fully paid, and non-assessable.

(c)           Except for (i) the ASSAC Warrants, and (ii) the issuance and sale by ASSAC of up to $165,000,000 of additional ASSAC Ordinary Shares or other securities convertible into or exercisable for ASSAC Ordinary Shares in connection with financings to be undertaken by ASSAC between the date of this Agreement and the Effective Time of the Merger in order to pay or prepay the “Purchaser Note” referred to in the Purchase Agreement (the “ASSAC Financings”), as at the date hereof and at the Effective Time of the Merger, ASSAC does not have and will not have, issued or outstanding any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ASSAC to issue, sell, or otherwise cause to become outstanding any of its Ordinary Shares.

4.10.           The Merger Consideration.  The Merger Consideration will, upon issuance, be duly authorized, legally and validly issued, fully paid and non-assessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

4.11.           Employee Benefit Plans.  ASSAC has no labor union contract, bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, employment, agency, consulting or similar contract (“Employee Benefit Plans”) which cannot be terminated in thirty (30) days or less.

4.12.           Permits and Licenses.  ASSAC has all licenses and permits (federal, state and local) required by governmental authorities to own, operate and carry on its business as now being conducted, and such licenses and permits are in full force and effect.  No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

4.13.           Material Agreements.  Except for (a) the Purchase Agreement, this Agreement and the Exhibits hereto and thereto, and (b) engagement letter agreement, dated August 4, 2008, with Canaccord Capital Corp. and Roth Capital Partners LLC, ASSAC is not a party to any material agreement, the failure on ASSAC’s part to perform could reasonably be expected to have a Material Adverse Effect upon ASSAC or the consummation of the transactions contemplated hereby or under the Purchase Agreement.

4.14.           Insurance Policies.  ASSAC maintains a Directors and Officers Liability Policy which remains in full force and effect. To the best Knowledge of ASSAC, it does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

4.15.           Undisclosed Liabilities.  ASSAC does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for: (i) liabilities set forth in the ASSAC financial statements included in public filings under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the “ASSAC Financial Statements”), and (ii) liabilities which have arisen after the date of the latest ASSAC Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.16.           Material Defaults.  ASSAC is not in default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and to the best Knowledge of ASSAC no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which ASSAC is a party is in default thereunder, which default would have a Materially Adversely Effect upon the properties, assets, business or prospects of the ASSAC.

4.17.           Tax Returns and Disputes.  ASSAC has: (a) filed all Tax Returns (Cayman Island and United States federal, state and local) required to be filed by it, (b) all such Tax Returns filed are complete and accurate in all material respects, and (c) the applicable taypayer has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (Cayman Island and United States federal, state and local) due and payable by it.  ASSAC has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.  ASSAC is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

4.18.           Financial Statements.  All ASSAC Financial Statements present fairly the financial position, results of operations and cash flows of ASSAC for the fiscal period then ended and were prepared in accordance with United States generally accepted accounting principles (“GAAP”), except with respect to the unaudited ASSAC Financial Statements which are subject to non-material audit adjustments and do not contain all footnote disclosures that are required under GAAP audited financial statements.

4.19.           No Adverse Change.  Since March 31, 2008 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of ASSAC.

4.20.           Disclosure.  The representations and warranties of ASSAC contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given to CHTL or Trussnet pursuant to this Agreement or the Purchase Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to CHTL and Trussnet.

4.21.           Advice of Changes.  Between the date hereof and the Effective Time of the Merger, ASSAC shall advise CHTL shall promptly in writing of any fact, the occurrence of which would render any representation or warranty contained in this Agreement to be materially untrue.

ARTICLE V - CONDITIONS PRECEDENT

5.1           Conditions Precedent to the Obligations of CHTL and the CHTL Principal Shareholders.   All obligations of CHTL and the CHTL Principal Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Effective Time, as indicated below, of each of the following conditions; any one of which may be waived at Closing by Alvarez, as representative of all of the CHTL Principal Shareholders (the “CHTL Stockholders’ Representative):

(a)           The representations and warranties by or on behalf of ASSAC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Effective Time as though such representations and warranties were made at and as of such time.

(b)           ASSAC shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Effective Time.

(c)           On the Effective Time, an executive officer of ASSAC shall have delivered to CHTL a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of ASSAC set forth in this Agreement are true and correct in all material respects.

(d)           On or before the Effective Time, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Nevada, and the Effective Time of the Merger shall have occurred.

(e)           On or before the Effective Time, the holders of a majority of the issued and outstanding shares of CHTL Common Stock and the holders of a majority of the issued and outstanding shares of ASSAC Ordinary Shares shall have approved the Merger, the Restated ASSAC Charter and all of the other transactions contemplated by the Purchase Agreement and this Agreement.

(f)           On or before the Effective Time, ASSAC shall have amended the certificate of incorporation of ASSAC to (i) increase to 500,000,000 shares of ASSAC Ordinary Shares the authorized number of shares of ASSAC Ordinary Shares, and (ii) authorize for issuance up to 25,000,000 shares of preferred stock, containing such rights, privileges and preferences as the board of directors may, from time to time determine, all pursuant to the ASSAC Restated Charter.  On the Effective Time, ASSAC shall have sufficient authorized ASSAC Ordinary Shares to complete the Merger and issue the maximum number of shares of ASSAC Ordinary Shares that may constitute Merger Consideration.

(g)           At the Effective Time, all instruments and documents delivered to CHTL and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for CHTL.

(h)           At the Effective Time, CHTL shall have received an opinion of legal counsel acceptable to CHTL, dated as of the Closing to the effect that:

(i)           ASSAC is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands;

(ii)           This Agreement has been duly authorized, executed and delivered by ASSAC and is a valid and binding obligation of ASSAC enforceable in accordance with its terms;

(iii)           ASSAC and Mergerco, through their Boards of Directors and stockholders, has taken all corporate action under Cayman Island and Nevada law that is necessary for the performance by ASSAC and Mergerco of their respective obligations under this Agreement; and

(iv)           The Merger Consideration to be issued pursuant to this Agreement hereof will be duly and validly issued, fully paid and non-assessable.

(i)           ASSAC shall have issued to the CHTL Stockholders or the Exchange Agent (to be held on behalf of the CHTL Stockholders pending delivery of their CHTL Securities) the ASSAC Ordinary Shares, the ASSAC Series A Voting Preferred Stock and the ASSAC Debentures.

(j)           ASSAC shall have issued to the CHTL Principal Shareholders the 1,000,000 shares of ASSAC Series A Voting Preferred Stock.

(k)           Except for (i) the ASSAC Warrants, or (ii) any ASSAC securities (convertible or exercisable for ASSAC Ordinary Shares) issued in connection with one or more ASSAC Financings contemplated by Section 5.1(n) below, immediately prior to the Effective Time of the Merger, there shall not be issued or committed to be issued any warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued Ordinary Shares or preferred stock of ASSAC.

(l)           At the Effective Time, the Merger Consideration to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued fully-paid and non-assessable ASSAC Ordinary Shares and shares of ASSAC Series A Voting Preferred Stock, and the ASSAC Debentures shall be valid and binding obligations of ASSAC, enforceable in accordance with their terms.

(m)           In connection with any ASSAC Financing obtained by ASSAC or the exercise of ASSAC Warrants between the Closing Date under the Purchase Agreement and the Effective Date of the Merger:

(i)           the net proceeds of any ASSAC Financing or ASSAC Warrant exercise shall be used by ASSAC to retire or prepay the ASSAC “Note” as that term is defined in the Purchase Agreement; and

(ii)           the terms and conditions of such ASSAC Financing shall be reasonably acceptable to the CHTL Stockholders’ Representative; provided, however, that in connection with any ASSAC Financing, so long as (A) any Ordinary Shares are issued and sold by ASSAC at an effective price of $10.00 per share or greater, or (B) the conversion price(s) of any ASSAC notes, debentures or preferred stock convertible into ASSAC Ordinary Shares, or the exercise price of any ASSAC warrants to purchase ASSAC Ordinary Shares, shall be $10.00 per share or greater, than and in such event, such financing terms and conditions shall be deemed to be acceptable to the CHTL Stockholders’ Representative.

(n)           Assuming that a $105.0 million Additional Investment was made at the Closing of the transactions contemplated by the Purchase Agreement in the form of shares of CHTL Preferred Stock, the pro-forma capitalization of CHTL and ASSAC immediately prior to and after giving effect to the Merger shall be substantially as set forth on Schedule A annexed hereto and made a part hereof.

5.2           Conditions Precedent to the Obligations of ASSAC.  All obligations of ASSAC under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by ASSAC):

(a)           The representations and warranties by CHTL contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)           CHTL shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(d)           As soon as is reasonably practicable, CHTL shall have caused to have been delivered to ASSAC all balance sheets of CHTL and its consolidated direct and indirect Subsidiaries (and, if required, of Chinacomm and its consolidated subsidiaries), and the related statement of operations, statements of cash flows and statements of stockholders’ equity of CHTL and its consolidated direct and indirect Subsidiaries (and, if required, of Chinacomm and its consolidated subsidiaries), (i) as audited by independent auditors qualified under the Public Company Accounting Oversight Board in accordance with Regulation S-X, as promulgated under the Securities Act of 1933, as amended, and (ii) as unaudited, to the extent that any of the foregoing financial statements are required to be included in the Registration Statement to be filed with and declared effective by the SEC as a pre-condition to the Merger and the other transactions contemplated hereby (the “Required Financial Statements”).

(e)           On or before the Effective Time, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Nevada and the Effective Time of the Merger shall have occurred.

(f)           On or before the Effective Time, the holders of a majority of the issued and outstanding ASSAC Ordinary Shares entitled to vote at an extraordinary general shareholders meeting of ASSAC shall have approved the Stock Purchase Agreement, this Agreement, the Merger, the ASSAC Restated Charter and all of the other transactions contemplated by hereby and thereby.

(g)           Not in excess of 2% of the total issued and outstanding shares of CHTL Common Stock shall constitute Dissenters Shares as at the Effective Time of the Merger.

(h)           On the Effective Time, the CHTL Principal Executive Officer shall have delivered to ASSAC a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of CHTL set forth in this Agreement are true and correct in all material respects.

(i)           At the Effective Time, ASSAC shall have received an opinion of Horwitz Cron & Jasper P.L.C., legal counsel to CHTL, dated as of the Closing to the effect that:

(i)           CHTL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)           this Agreement has been duly authorized, executed and delivered by CHTL and is a valid and binding obligation of CHTL enforceable in accordance with its terms;

(iii)            the Board of Directors and stockholders of CHTL have each taken all corporate action under Nevada law that is necessary for the performance by CHTL of its obligations under this Agreement;

(iv)           as to such other matters as ASSAC may reasonably request.

(j)           ASSAC shall have received legal or other assurances reasonably satisfactory to it that the key executive employees of CHTL shall have elected to continue their employment with CHTL subsequent to the Effective Time of the Merger.

(k)           Assuming that a $105.0 million Additional Investment was made at the Closing of the transactions contemplated by the Purchase Agreement in the form of shares of CHTL Preferred Stock, the pro-forma capitalization of CHTL and ASSAC immediately prior to and after giving effect to the Merger shall be substantially as set forth on Schedule A annexed hereto and made a part hereof.

(l)           The Registration Statement shall have been declared effective by the SEC and no stop order proceedings with respect to such Registration Statement shall be pending or threatened by the SEC.

ARTICLE VI -  COVENANTS

6.1           Corporate Examinations and Investigations.  Prior to the Effective Time, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2           Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, ASSAC, the CHTL Principal Shareholders and the CHTL Principal Executive Officer agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)           is ordered disclosed by a Court of proper jurisdiction.

6.4           Registration Statement. Each of ASSAC and CHTL shall (a) as soon as practicable following delivery of the Required Financial Statements, file with the SEC the Registration Statement(s) referred to in Section 1.9 of this Agreement, and (b) use their best efforts cause such Registration Statement to be declared effective by the SEC as soon thereafter as is practicable.

6.5           Contents and Review of the Registration Statement.  The Registration Statement shall include a joint prospectus/information statement of ASSAC and CHTL and shall provide for customary language in wuch each Party shall (a) provide the information about its business and management to be included in such Registration Statement, and (b) make customary representations about the accuracy of the information it provides and the absence of materiall misstatements or omissions.  Each of ASSAC and CHTL shall afford the other Party and their respective legal counsel and other advisors with an opportunity to review and comment on the filings.

6.6           Voting of CHTL Shares.  By their execution of this Agreement, each of the CHTL Principal Shareholders (subject only to satisfaction of the conditions precedent set forth in Section 5.1) do hereby irrevocably and unconditionally covenant and agree, to vote all of their voting shares of CHTL Common Stock at the Special Stockholders Meeting IN FAVOR of the Merger, the ASSAC Restated Charter and all other transactions contemplated hereby.

6.7           ASSAC Restated Charter.  Immediately following the Effective Time of the Merger, ASSAC shall have filed the ASSAC Restated Charter in the form and content satisfactory to the ASSAC and the CHTL Principal Shareholders with the applicable filing office in the Cayman Islands.

6.8           Boards of Directors.   At the Effective Time of the Merger, the initial Board of Directors of ASSAC, as the Surviving Corporation of the Merger, shall consist of seven (7) Persons, all of whom shall be Persons designated in the Purchase Agreement.  In addition, two (2) of such directors shall be independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which ASSAC trades, and one of whom shall be a financial expert).

6.9           Indemnification of Officers and Directors.   It is the intention of the Parties that ASSAC shall indemnify its officers and directors to the fullest extent permitted by Cayman Island law.  In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of either ASSAC if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of ASSAC, as the same are in effect immediately prior to the Effective Time of the Merger.

6.10          Expenses. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the individual responsibility of each of ASSAC and CHTL.

6.11          Specific Performance.  Each of Parties acknowledge and agree that ASSAC’s purchase of the Purchased Securities (as defined in the Purchase Agreement) and the other transactions contemplated by the Purchase Agreement were consummated in partial reliance upon the fact that CHTL would become a wholly-owned Subsidiary of ASSAC pursuant to the Merger contemplated by this Agreement.   Accordingly, each of CHTL, Alvarez and the other CHTL Principal Shareholders who are executing this Agreement do hereby acknowledge and agree that, absent only a material breach by ASSAC or Mergerco of their representations and warrants or the failure on the part of ASSAC or Mergerco to perform any of their material covenants and agreements contained herein, if:

(a) CHTL, shall fail or refuse to timely perform their respective covenants and agreements contained herein (including those set forth in Section 5.2 and Article VI), and/or

(b) Alvarez or the other CHTL Principal Shareholders shall fail or refuse to timely perform their respective covenants and agreements contained in Section 6.6 of this Agreement or in Sections 6.4, 6.5 6.12 and 7.2 of the Purchase Agreement,

in either case, that would make it impossible or impracticable for ASSAC to consummate by March 31, 2009 the Merger contemplated hereby, ASSAC would have no adequate remedy at law.  Accordingly, each of CHTL, Alvarez and the CHTL Principal Shareholders do hereby agree that, in addition to any other remedies available to ASSAC at law or in equity, ASSAC or their legal representative may seek and obtain from the United States District Court for the Southern District of California or any state court of competent jurisdiction in Los Angeles County, California, specific performance of this Agreement.  Each of CHTL, Alvarez and the CHTL Principal Stockholder do hereby consent to the jurisdiction of such federal court or state court of competent jurisdiction in Los Angeles California.

6.12           Westmoore Warrants. At the Effective Time of the Merger, ASSAC shall issue to Westmoore Partners, L.P. or its Affiliates or designees, the Westmoore Warrants.

ARTICLE VII  - TERMINATION.

7.1           Termination by the Parties.  If the Effective Time of the Merger has not occurred by the close of business on March 31, 2009, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party, unless the reason for such Effective Time having not occurred is:

(a)           such terminating Party’s willful breach of the provisions of this Agreement, or

(b)           if all of the conditions to such terminating Party’s obligations set forth in Article V and Article VI have been satisfied or waived in writing by the date scheduled for the Closing, and, notwithstanding such satisfaction or waiver, such terminating Party fails or refuses to close the transactions contemplated by this Agreement.

ARTICLE VIII -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1           Notwithstanding any right of either Party to investigate the affairs of the other party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, all of the representations and warranties of the Parties to this Agreement shall terminate as at the Effective Time of the Merger.

ARTICLE IX - DISPUTE RESOLUTION; NON-COMPETITION

9.1           Resolution of Disputes.  Except as otherwise provided in Section 6.11 above, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in Los Angeles, California.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

ARTICLE X -  MISCELLANEOUS

10.1           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

10.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

10.3           Assignment.  This Agreement is not assignable except by operation of law.

10.4           Notice.  All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by E-Mail, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given: (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by E-Mail, upon confirmation of receipt of same; (d) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (e) if by telegram, upon telephone confirmation of receipt of same; or (f) if by recognized commercial over-night delivery service, upon such delivery.

If to ASSAC:	Asia Special Situation Acquisitions Corp.
c/o M & C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Attention: Gary Hirst, Esq.
Telephone:
Facsimile:
E-Mail: gary@axiat.com

With a copy to:	Stephen A. Weiss, Esq.
HodgsonRuss
1540 Broadway, 24th Floor
New York, New York 10036-4039
Telephone: (646) 218-7606
Facsimile: (212) 751-0928
E-Mail: sweiss@hodgsonruss.com

If CHTL or the CHTL Principal Shareholders:	China Tel Group, Inc.
8105 Irvine Center Drive, Suite 800
Irvine, California 92618
Attention: George Alvarez
Telephone: (949) 453-1775
Facsimile: (949) 453-1822
E-Mail: galvarez@trussnet.net

With a copy to:	Lawrence W. Horwitz, Esq.
HORWITZ, CRON & JASPER, P.L.C.
Four Venture Plaza Suite 390
Irvine, California 92618
Telephone: (949) 450-4942
Facsimile: (949) 453-8774
E-Mail: lhorwitz@hclaw.biz

10.5           Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

10.6           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

10.7           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof., including, without limitation the Exchange Agreement and the Original Merger Agreement.

10.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.10         Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

10.11          Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

10.12          Press Releases.  The Parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[balance of page intentionally left blank - signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date and year first above written.

ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Island corporation	CHINA TEL GROUP, INC. , a Nevada Company
By /s/Gary T. Hirst Signature Gary T. Hirst Print Name	By /s/George Alvarez Signature George Alvarez Print Name
Its President Print Title	Its CEO Print Title
Dated August 6, 2008	Dated August 6, 2008
CHTL ACQUISITION CORP. a Nevada corporation

By /s/ Gary T. Hirst Signature Gary T. Hirst Print Name
Its President Print Title

CHTL PRINCIPAL SHAREHOLDERS:

WESTMOORE INVESTMENTS, L.P.
/s/ Mario Alvarez MARIO ALVAREZ By /s/ Matt Jennings

ALVAREZ & ALVAREZ IRR TRUST WESTMOORE MANAGEMENT, LLC By: /s/ Mario Alvarez By: /s/ Matt Jennings Mario Alvarez, Trustee
WESTMOORE CAPITAL GROUP WESTMOORE CAPITAL GROUP SERIES A LLC SERIES B LLC By: /s/ Matt Jennings BY: /s/ Matt Jennings

SCHEDULE A

I.           As at the Closing of the Purchase Agreement

ASSAC

Authorized Ordinary Shares	50,000,000 shares
Authorized Preferred Shares	1,000,000 shares

Issued Ordinary Shares	14,000,000 shares
Issued Preferred Shares	-0-
Issued ASSAC Note	$165,000,000
ASSAC Warrants Outstanding	17,225,000 shares
ASSAC Fully-Diluted Ordinary Shares	31,225,000 shares

CHTL:

Authorized Class A Common Stock	500,000,000 shares
Authorized Class B Common Stock	200,000,000 shares
Authorized Series A Preferred Shares	25,000,000 shares

Issued Class A Common Stock to CHTL shareholders prior to Closing	86,117,088 shares
Issued Class B Common Stock to CHTL shareholders prior to Closing	66,909,088 shares
Issued Series A Preferred Shares to Additional Investors	10,500,000 shares (at a price of $10.00 per share)
Maximum Issued Debentures	$45,000,000
Issued Class A Common Stock to ASSAC for $105,000,000 cash and $165,000,000 ASSAC Note	120,000,000 shares (*)
CHTL Class A Common Stock issuable upon conversion of Debentures @ $0.95/share	47,368,421 shares
CHTL Class A Common Stock issuable upon conversion of CHTL Preferred Stock issued to Additional Investors @ $2.25/share	46,666,667 shares

CHTL Fully-Diluted Class A Common Stock	300,226,176 shares

_____________________________
(*)           73,333,333 of such shares are subject to forefeiture and pledged to CHTL as collateral for payment of $165,000,000 ASSAC Note.  As Note is prepaid, shares are released based on one share for each $2.25 amount of Note paid down in cash.

SCHEDULE A

II.           As at the Effective Time of the Merger

ASSAC

Authorized Ordinary Shares	250,000,000 shares
Authorized Preferred Shares	25,000,000 shares

Issued Ordinary Shares to insiders	2,500,000 shares
Issued Ordinary Shares to Public Investors	11,500,000 shares
ASSAC Warrants Outstanding	17,225,000 shares
Issued Ordinary Shares to Holders of CHTL Class A Common Stock (other than ASSAC)	19,376,345 shares (1)
ASSAC Debentures	$45,000,000
ASSAC Ordinary Shares issuable to holders of ASSAC Debentures	10,657,895 shares (2)
ASSAC Ordinary Shares Issued to holders of CHTL Preferred Stock	10,500,000 (3)
ASSAC Ordinary Shares issued to New Investors at $10.00 per share	6,500,000 (4)
ASSAC Ordinary Shares issuable to New Investors upon exercise of ASSAC Warrants	3,250,000 (4)
Series A Voting Preferred Stock issued to CHTL Principal Stockholders	1,000,000 (5)
ASSAC Note payable to CHTL	-0-
CHTL Shares formerly held by ASSAC	-0-

ASSAC Fully-Diluted Ordinary Shares	81,509,240 shares

_____________________________
(1)           Based on the Class A Common Stock Exchange Ratio

(2)           Based on the ASSAC Debenture Exchange Ratio.

(3)           Assumes each share of CHTL Preferred Stock is purchased at $10.00 and is convertible into 4.4444 shares of CHTL Class A Common Stock.

(4)           Assumes that (a) a total of $65,000,000 is raised by ASSAC in one or more financings prior to the Effective Time of the Merger, (b) all of the net proceeds of which were paid to CHTL and used to reduce the original $165,000,000 ASSAC Note to $100,000,000, and (c) the ASSAC securities consisted of Ordinary Shares issued at $10.00 per share and warrants entitling the holder to purchase an additional 3,250,000 Ordinary Shares.  The terms of such proposed financing are subject to change and the provisions of Section 5.1(n) of the Agreement and Plan of Merger.

(5)           .  Entitles the CHTL Principal Stockholders to 100,000,000  votes (100 votes for each share) voting together with the ASSAC Ordinary Shares on all matters requiring ASSAC shareholder vote or approval.

Based upon the foregoing, CHTL would receive aggregate financing of $270,000,000, of which $196,000,000 would be paid to Chinacomm under the Purchase Agreement, and the balance used for working capital.  In addition, upon exercise of the 17,225,000 ASSAC Warrants currently outstanding, the consolidated companies would receive up to an additional $129,187,500.